Exhibit (d)(6)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES D CONVERTIBLE PREFERRED STOCK
of
GLOBAL DIVERSIFIED INDUSTRIES, INC.

Global Diversified Industries, Inc., a corporation organized and existing under the laws of the State of Nevada (“Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its certificate of incorporation and bylaws, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

SERIES D CONVERTIBLE PREFERRED STOCK DESIGNATION AND AMOUNT

5,976,511 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Convertible Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. Capitalized terms used and not otherwise immediately defined are defined in Section 8 below.

1. Stated Value. The par value of each issued share of Series D Convertible Preferred Stock shall be $.001 per share, and the stated value of each issued share of Series D Convertible Preferred Stock shall be deemed to be $1.00 (the “Stated Value”), subject to increase set forth in Section 6 below.

2. Dividends. The holders of shares of Series D Convertible Preferred Stock shall be entitled to receive and participate in, on an as-converted to Common Stock basis, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, all dividends payable either in cash or in property to the holders of Common Stock.

3. Voting.

(a) Voting Rights. Except as otherwise provided herein or as otherwise required by law, each Holder of the shares of Series D Convertible Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series D Convertible Preferred Stock held by such Holder in all matters as to which shareholders are required or permitted to vote, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles as amended hereby, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, as to any Holder the right to vote such shares shall be limited to the number of shares issuable to such Holder pursuant to Section 5(f) on the record date for such vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of this Corporation entitled to vote on an action.

(b) Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, as long as any shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of greater than fifty percent (50%) of the then-outstanding Stated Value of the Series D Convertible Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend its certificate or articles of incorporation in any manner that adversely affects the rights of the Holders;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series D Convertible Preferred Stock contained herein or alter or amend this Certificate of Designation;

(iii) increase the authorized number of shares of Preferred Stock, the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or Series C Convertible Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or any shares pari passu with the Series D Convertible Preferred Stock, including the Series B Preferred Stock, whether pursuant to the put or call rights set forth in Section 7 of the Series B Designations or otherwise;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Securities, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or any shares pari passu with the Series D Convertible Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4 below) senior to or otherwise pari passu with the Series D Convertible Preferred Stock;

(vii) none of the officers, directors or other Affiliates of the Corporation shall enter into any transaction with the Corporation or any Subsidiary (other than for services as employees, officers and directors), including entering into any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or other Affiliates or any entity in which any officer, director, or other Affiliates has a substantial interest or is an officer, director, trustee or partner;

(viii) on an annualized basis, none of the officers of the Corporation or a Subsidiary shall receive an increase in salary or bonus in excess of 25% of the prior year’s salary or bonus, as applicable; or

(ix) enter into any agreement with respect to any of the foregoing.

4. Liquidation, Dissolution, or Winding-Down.

(a) Payments to Holders of Series D Convertible Preferred Stock. Upon any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the shares of Series D Convertible Preferred Stock shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series D Convertible Preferred Stock held by such holder equal to the sum of (1) the Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available (such applicable amount payable with respect to a share of Series D Convertible Preferred Stock sometimes being referred to as the “Individual Series D Preferred Liquidation Preference Payment” and with respect to all shares of Series D Convertible Preferred Stock in the aggregate sometimes being referred to as the “Aggregate Series D Liquidation Preference Payment”). If, upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series D Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series D Convertible Preferred Stock of an aggregate amount equal to the Aggregate Series D Liquidation Preference Payment, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series D Convertible Preferred Stock (based on the Individual Series D Preferred Liquidation Preference Payments due to the respective holders of Series D Convertible Preferred Stock).

(b) Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series D Convertible Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series D Convertible Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s certificate or articles of incorporation.

5. Conversion. The holders of Series D Convertible Preferred Stock shall have the conversion rights as follows.

(a) Right to Convert. Each share of Series D Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5.f. below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Stated Value per share and (ii) upon election of the Holder, all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series D Conversion Price in effect at the time of conversion. Upon conversion hereunder, the Holder may elect to have all dividends accrued and unpaid through the date of conversion either paid in cash or converted into Common Stock pursuant to this Section 5(a). The “Series D Conversion Price” shall be four cents ($0.04); provided, however, that the Series D Conversion Price, and the rate at which shares of Series D Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6. below. Shares of Series D Convertible Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series D Convertible Preferred Stock to be converted, the number of shares of Series D Convertible Preferred Stock owned prior to the conversion at issue, the number of shares of Series D Convertible Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series D Convertible Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series D Convertible Preferred Stock to the Corporation unless all of the shares of Series D Convertible Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series D Convertible Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series D Convertible Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES D CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(d) Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than five Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates which, on or after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Transaction Documents) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D Convertible Preferred Stock. On or after the Effective Date, the Corporation shall, upon request of such Holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Corporation, in which event the Corporation shall promptly return to such Holder any original Series D Convertible Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series D Convertible Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to this Section on the fifth Trading Day after the share delivery date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series D Convertible Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the share deliver date) for each Trading Day after such fifth Trading Day after the share delivery date until such certificates are delivered.

(e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Convertible Preferred Stock and payment of dividends on the Series D Convertible Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Securities Purchase Agreement) be issuable upon the conversion of all outstanding shares of Series D Convertible Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(f) Beneficial Ownership Limitation.

(i) Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Designations, at no time may a Holder of this Series D Convertible Preferred Stock convert this Series D Convertible Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however, that upon a Holder of this Series D Convertible Preferred Stock providing the Corporation with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 5(f)(i) with regard to any or all shares of Common Stock issuable upon conversion of this Series D Convertible Preferred Stock, this Section 5(f)(i) will be of no force or effect with regard to all or a portion of the Series D Convertible Preferred Stock referenced in the Waiver Notice.

(ii) Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Designations, at no time may a Holder of this Series D Convertible Preferred Stock convert this Series D Convertible Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however that upon a Holder of this Series D Convertible Preferred Stock providing the Corporation  with a Waiver Notice that such Holder would like to waive this Section 5(f)(ii) with regard to any or all shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock, this Section 5(f)(ii) shall be of no force or effect with regard to those shares of Series D Convertible Preferred Stock referenced in the Waiver Notice.

Notwithstanding anything herein to the contrary, this provision shall not apply to restrict the ability of the Holder to convert immediately prior to (a) any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary, or (b) any Fundamental Transaction (as defined in Section 6(e) below).

6. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series D Convertible Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series D Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If, at any time while this Series D Convertible Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues (or announces any sale, grant or other issuance related to the foregoing) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the Holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c) Intentionally Omitted.

(d) Pro Rata Distributions. If the Corporation, at any time while this Series D Convertible Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a), then, in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e) Fundamental Transaction. If, at any time while this Series D Convertible Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Convertible Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and insuring that this Series D Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(f) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Convertible Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Series D Convertible Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

7. Redemption Upon Triggering Events; Call and Put.

(a) “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) [A] the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or [B] the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or [C] the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses [A] through [B] herein;

(ii) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

(iii) unless specifically addressed elsewhere in this Certificate of Designations as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in this Certificate of Designations, including the failure to make a dividend payment on the Dividend Payment Date, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 20 calendar days after the date on which written notice of such failure or breach shall have been delivered;

(iv) there shall have occurred a Bankruptcy Event;

(v) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market (as defined above) and shall not be eligible to resume listing or quotation for trading thereon within 10 Trading Days;

(vi) the Corporation shall fail for any reason to deliver certificates to a Holder prior to the 10th Trading Day after a Conversion Date pursuant to Section 5 or the Corporation shall provide at any time notice to the Holder, including by way of public announcement, of the Corporation’s intention to not honor requests for conversions of any Series D Convertible Preferred Stock in accordance with the terms hereof; or

(vii) any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets for greater than $150,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 calendar days.

(b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Series D Convertible Preferred Stock then held by such Holder for a redemption price equal to 110% of the Stated Value of the Series D Preferred Stock, plus all accrued and unpaid dividends, plus all other amounts, costs, expenses and liquidated damages due in respect of the Series D Convertible Preferred Stock (the “Default Redemption Amount”). The “Default Redemption Amount” shall be due and payable within three Trading Days of the date on which the notice for the payment therefore is provided by a Holder (the “Default Redemption Payment Date”).

(c) Call Right. At any time prior to the second anniversary of the Original Issue Date of the Series D Convertible Preferred Stock, the Corporation (and/or Rebecca Manandic or her heirs or assigns) shall have the privilege and option to redeem, in cash, the then outstanding Stated Value of all Series D Convertible Preferred Stock held by all Holders, in full, and not in part, at any time, upon payment of 110% of the then outstanding Stated Value of the Series D Convertible Preferred Stock, plus all accrued and unpaid dividends thereon, plus all other amounts, costs, expenses and liquidated damages due in respect of the Series D Convertible Preferred Stock (the “Call Redemption Amount”). The Call Redemption Amount shall be due and payable within three Trading Days of the date the Corporation first provides written notice to all Holders of the exercise of its call option under this Section 7(c) (the “Call Redemption Payment Date”).

(d) Put Right. At any time after the second anniversary of the Original Issue Date of the Series D Convertible Preferred Stock, each Holder shall have the right, upon providing written notice to the Corporation (a “Put Notice”), to force the Corporation to redeem all or part of the shares of Series D Convertible Preferred Stock held by such Holders at a cash redemption price per share equal to 100% of the then outstanding Stated Value of the Series D Convertible Preferred Stock, plus all accrued and unpaid dividend thereon, plus all other amounts, costs, expenses and liquidated damages due in respect of the Series D Convertible Preferred Stock (the “Put Redemption Amount”). The Put Redemption Amount shall be due and payable within ten Trading Days of the date the Corporation first provides written notice to all Holders of the exercise of its call option under this Section 7(d) (the “Put Redemption Payment Date”).

(e) If the Corporation fails to pay in full the Default Redemption Amount, the Call Redemption Amount, or the Put Redemption Amount, as applicable, on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until such Default Redemption Amount, the Call Redemption Amount, or the Put Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series D Convertible Preferred Stock is outstanding until such date as the applicable Holder has been paid the Default Redemption Amount, the Call Redemption Amount, or the Put Redemption Amount, as applicable, in full in cash. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law or equity. The Corporation agrees to pay Holder’s attorneys’ fees and legal expenses incurred in enforcing Holder’s rights, powers and remedies hereunder.

(f) Notwithstanding anything to the contrary in Section 3(a) above, if the Corporation fails to pay in full the Default Redemption Amount, the Call Redemption Amount, or the Put Redemption Amount, as applicable, on the date such amount is due in accordance with this Section, each Holder of the shares of Series D Convertible Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series D Convertible Preferred Stock held by such Holder in all matters as to which shareholders are required or permitted to vote, without regard to the limitations set forth in Section 5(f) above, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles as amended hereby, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote.

(g) The obligations of the Corporation to the Holders under this Section 7 are secured by all assets of the Corporation and the Subsidiaries of the Corporation (the “Collateral”) pursuant to the Security Agreement, dated as of December 19, 2008, as amended, between the Corporation, the Subsidiaries of the Corporation and the Holders.

8. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

(b) “Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated.

(c) “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(d) “Common Stock” means the Corporation’s common stock, par value $.001 per share.

(e) “Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f) “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock in accordance with the terms hereof.

(g) “Effective Date” means the date that the registration statement registering the Conversion Shares for resale is declared effective by the SEC.

(h) “Exempt Issuance” means: (i) shares of Common Stock issued or deemed issued as a dividend or distribution on the Series D Convertible Preferred Stock; (ii) shares of Common Stock issued or deemed issued upon exercise or conversion of the Series D Convertible Preferred Stock, Series 5 Warrants, and warrants issued to the placement agent in connection with the offering of the Series D Convertible Preferred Stock; (iii) shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents outstanding on the date hereof and disclosed in the disclosure schedules attached to the Securities Purchase Agreement, provided the issuance is pursuant to the terms of such Common Stock Equivalent as disclosed in such disclosure schedules and otherwise on the same terms that existed on the date of this agreement, without amendment; (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 6(a) above; (v) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors of the Corporation not interested in the transaction, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (vi) securities sold in connection with a firm commitment underwritten public offering of shares of Common Stock that is intended, pursuant to the Corporation’s Board of Directors resolution, to produce minimum proceeds (after payment of underwriter’s fees and commissions) of not less than $30,000,000.

(i) “Holder” means a holder of Series D Convertible Preferred Stock.

(j) “Junior Stock” or “Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation, including the Series A Convertible Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, other than those securities which are explicitly senior or pari passu to the Series D Convertible Preferred Stock in dividend rights or liquidation preference.

(k) “Original Issue Date” the date the Corporation initially issues the shares of Series D Convertible Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(l) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(m) “SEC” means the United States Securities and Exchange Commission.

(n) “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(o) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p) “Securities Purchase Agreement” means the Securities Purchase Agreement dated March [__] , 2010, by and between the Corporation, and each of the purchasers of Series D Convertible Preferred Stock of the Corporation a party thereto.

(q) “Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock of the Company, par value $.001, issued pursuant to the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock filed with the State of Nevada on July 16, 2009 and the Series D Convertible Preferred Stock of the Company, par value $.001, as amended and restated on or about the date hereof.

(r) “Series 5 Warrants” means the Series 5 Common Stock Purchase Warrants issued on July 16, 2009 and November 17, 2009.

(s) “Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof

(t) “Trading Day” means a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed or quoted for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quoted on a quotation system for such day, a day with respect to which trades in the United States domestic over-the-counter market shall be reported.

(u) “Trading Market” means the following exchanges on which the Common Stock is listed for trading on the date in question: the New York Stock Exchange, the Nasdaq Capital Market or the Nasdaq Global Market, the American Stock Exchange, or the Over The Counter Bulletin Board (the “OTCBB”).

(v) “Transaction Documents” means the Securities Purchase Agreement, the Registration Rights Agreement (as defined in the Securities Purchase Agreement)), the Warrant (as defined in the Securities Purchase Agreement), and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(w) “VWAP” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean the price determined by the first of the following clauses that applies: (a) if shares of Common Stock are traded on a national securities exchange (an “Exchange”), the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on such Exchange as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (b) if shares of Common Stock are not traded on an Exchange but trade in the over-the-counter market and such shares are quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on NASDAQ as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (c) if such shares are an issue for which last sale prices are not reported on NASDAQ, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the Over the Counter Bulletin Board (the “OTCBB”), or any other successor organization; (d) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding business day on which there was such a price or quotation) prior to the Determination Date as reported by the “pink sheets” by the Pink Sheets, LLC, or any successor organization, (e) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, then the average of the high and low bid and asked price of any of the market makers for the Common Stock as reported on the OTCBB or in the “pink sheets” by the Pink Sheets, LLC on the last five (5) Trading Days; or (e) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to the Corporation.

(signature page follows)

IN WITNESS .WHEREOF, this Amended and Restated Certificate of Designations has been executed by a duly authorized officer of the Corporation on this 29th day of March, 2010.

GLOBAL DIVERSIFIED INDUSTRIES, INC.

By: /s/ Phillip Hamilton
  Name:  Phillip Hamilton
  Title:  Chief Executive Officer

(Signature Page to Amended and Restated Series D Preferred Certificate of Designations)

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES D PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, $.001 par value per share (the “Common Stock”), of Global Diversified Industries, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Applicable Conversion Price:

Elect to receive accrued dividends in cash or convert into Common Stock:

Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title: